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                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                Quarter Ended
                                                          October 1,       October 2,
                                                             1999             1998
                                                          ----------       ----------
(CONTINUING OPERATIONS IN MILLIONS OF DOLLARS, EXCEPT RATIOS)

EARNINGS:
Net income . . . . . . . . . . . . . . . . . . . . .        $ 9.3            $ 7.2
Plus:  Income taxes. . . . . . . . . . . . . . . . .          5.0              4.1
       Fixed charges . . . . . . . . . . . . . . . .          3.5              4.6
       Amortization of capitalized interest. . . . .            -                -
Less:  Interest capitalized during the period. . . .            -                -
       Undistributed earnings in equity investments.         (4.3)            (3.8)
                                                            -----            -----
                                                            $13.5            $12.1
                                                            =====            =====

FIXED CHARGES:
Interest expense . . . . . . . . . . . . . . . . . .        $ 1.7            $ 2.8
Plus:  Interest capitalized during the period. . . .            -                -
       Portion of rents deemed representative of the
        interest factor. . . . . . . . . . . . . . .          1.8              1.8
                                                            -----            -----
                                                            $ 3.5            $ 4.6
                                                            =====            =====

RATIO OF EARNINGS TO FIXED CHARGES . . . . . . . . .         3.86             2.63
                                                            =====            =====


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